Exhibit 99.1

IMMEDIATE

Dana Incorporated Announces Strong Preliminary 2017 Financial Results and Guidance for 2018, Increased Outlook for 2019, $800 Million of Sales Backlog, and Increase to Quarterly Dividend

MAUMEE, Ohio, Jan. 17, 2018 – Dana Incorporated (NYSE: DAN) today announced strong preliminary financial results for 2017 and guidance for 2018. Preliminary sales and adjusted EBITDA for 2017 are in line with the company’s previous guidance. The 2018 guidance reflects significant sales, earnings, and cash flow growth. The increased outlook for 2019 represents a significant improvement from the prior targets. The company also announced that it will increase its quarterly dividend from $0.06 to $0.10 per share, and its board of directors has authorized the repurchase of up to $100 million of common shares over the next two years.

Company Announces Preliminary 2017 Financial Results

•	Sales of $7.2 billion, an increase of $1.4 billion or growth of 24 percent;

•	Adjusted EBITDA of $835 million, an increase of $175 million; and

•	Margin of 11.6 percent of sales, an expansion of 30 basis points.

Preliminary sales for the year approximated $7.2 billion, about 24 percent higher than 2016, primarily due to strong end-market demand, acquisitions, conversion of sales backlog, and favorable currency.

Preliminary adjusted EBITDA for 2017 approximated $835 million, or 11.6 percent of sales, a 30 basis-point improvement over 2016.

“Over the course of this past year, we made great strides in positioning Dana for long-term success. By delivering profitable organic and inorganic growth in 2017, we have established the foundation for our future as we continue to execute our enterprise strategy,” said James Kamsickas, Dana president and chief executive officer.

Company Updates Sales Backlog

Dana’s 2018-2020 sales backlog as of Dec. 31, 2017, has improved to $800 million, a 7 percent increase over the prior three-year backlog. The increase in the backlog is driven by new business wins as currency and market expectations have remained stable.

Company Issues 2018 Guidance

•	Sales of $7.5 to $7.7 billion;

•	Adjusted EBITDA of $910 to $960 million;

•	Adjusted EBITDA as a percent of sales of 12.1 to 12.5 percent;

•	Diluted adjusted EPS[1] of $2.60 to $2.90;

•	Operating cash flow of approximately 7.5 percent of sales;

•	Capital spending of approximately 4.0 percent of sales; and

•	Free cash flow of approximately 3.5 percent of sales.

[1]	Net income and diluted EPS guidance are not provided, as discussed below in Non-GAAP Financial Information.

Strong end-market demand and new-business backlog are driving an expected 6 percent sales growth in 2018. Continued strong demand for key light-truck programs is expected into 2018, as is higher end-market demand for off-highway equipment and commercial vehicles. Increased sales from the new-business backlog are expected to add approximately $300 million, and improved end-market demand is expected to accrete $100 million.

Adjusted EBITDA in 2018 is expected to improve by approximately $100 million, or 70 basis points of margin improvement. This improvement is driven primarily by higher sales levels, ongoing efficiency improvements, and acquisition synergies.

“The combination of our strong financial performance in 2017 and outlook for the future provides increased confidence in our cash flows, allowing us to increase our quarterly dividends by 67 percent,” said Jonathan Collins, executive vice president and chief financial officer of Dana. “Our new share repurchase authorization, which extends through the end of next year, will allow us to mitigate the ambient level of dilution.”

Company Updates 2019 Targets

Dana’s sales, adjusted EBITDA, and diluted adjusted EPS are expected to increase by $700 million, $90 million, and $0.40, respectively, compared with the prior 2019 target ranges, due to the impact of stronger than expected end-market demand, increased sales backlog, and continued cost discipline. Adjusted EBITDA margin and free cash flow as a percentage of sales are expected to remain in line with prior target ranges at 12.8 percent and 5.0 percent.

Share Repurchase Program

Dana announced today that its board of directors approved a new share repurchase program, authorizing the purchase of up to $100 million of common shares over the next two years. The company expects any shares repurchased to be in the open market or through privately negotiated transactions and expects to have sufficient free cash flow and liquidity during this period to support this initiative. Execution under this program is subject to prevailing market conditions, available growth opportunities, and other considerations.

Dana to Present at the 2018 Deutsche Bank Global Auto Industry Conference Today

Mr. Kamsickas and Mr. Collins will provide a brief overview of the company and answer questions for approximately 40 minutes, beginning at 1:30 p.m. EST.

Information on accessing the webcast will be posted to Dana’s Investor website, www.dana.com/investors, prior to the event.

Non-GAAP Financial Information

This release refers to adjusted EBITDA, a non-GAAP financial measure which we have defined as net income before interest, taxes, depreciation, amortization, equity grant expense, restructuring expense and other adjustments not related to our core operations (gain/loss on debt extinguishment, pension settlements, divestitures, impairment, etc.). Adjusted EBITDA is a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. We use adjusted EBITDA in assessing the effectiveness of our business strategies, evaluating and pricing potential acquisitions and as a factor in making incentive compensation decisions. In addition to its use by management, we also believe adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate financial performance of our company relative to other Tier 1 automotive suppliers. Adjusted EBITDA should not be considered a substitute for income before income taxes, net income or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Diluted adjusted EPS is a non-GAAP financial measure, which we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income (loss) attributable to the parent company, excluding any nonrecurring income tax items, restructuring and impairment expense, amortization expense, and other adjustments not related to our core operations (as used in adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income. This measure is considered useful for purposes of providing investors, analysts, and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported under GAAP.

Free cash flow is a non-GAAP financial measure, which we have defined as cash provided by (used in) operating activities, less purchases of property, plant, and equipment. We believe this measure is useful to investors in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP. Free cash flow may not be comparable to similarly titled measures reported by other companies.

We have not provided reconciliations of preliminary and projected adjusted EBITDA and diluted adjusted EPS to the most comparable GAAP measures of net income and diluted EPS. Providing net income and diluted EPS guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net income and diluted EPS, including restructuring actions, asset impairments, and income tax valuation adjustments. Reconciliations of these non-GAAP measures with the most comparable GAAP measures for historical periods are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance. Please reference the “Non-GAAP financial information” accompanying our quarterly earnings conference call presentations on our website at www.dana.com/investors for our GAAP results and the reconciliations of these measures, where used, to the comparable GAAP measures.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, and off-highway markets, as well as industrial and stationary equipment applications. Founded in 1904, Dana employs more than 30,000 people in 33 countries on six continents who are committed to delivering long-term value to customers. Based in Maumee, Ohio, USA, the company reported preliminary sales of $7.2 billion in 2017. Dana is ranked among the Drucker Institute’s listing of the 250 most effectively managed companies. For more information, please visit dana.com.

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Investor Contact	Media Contact
Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com